As filed with the Securities and Exchange Commission on May 9, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

D&E Communications, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2837108
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

124 East Main Street, P.O. Box 458

Ephrata, PA 17522

(Address, including zip code, of Principal Executive Offices)

2008 Long-Term Incentive Plan

of D&E Communications, Inc.

(Full title of the plan)

James W. Morozzi

President and Chief Executive Officer

D&E Communications, Inc.

124 East Main Street, P.O. Box 458

Ephrata, PA 17522

(Name and address of agent for service)

With a copy to:

John S. Hibschman, Esquire

Paul G. Mattaini, Esquire

Barley Snyder LLC

126 East King Street

Lancaster, PA 17602

(717) 733-4101

(Telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)
Common Stock, Par value $0.16	1,750,000	$9.16	$16,030,000	$629.98

(1)	This Registration Statement shall also cover an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock of D&E Communications, Inc. registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock pursuant to Rule 416 of the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Calculated pursuant to Rule 457(c) and Rule 457(h)(1). The offering price is estimated solely for the purpose of calculating the amount of the registration fee and is based upon the average of the high and low sale prices of the common stock of D&E Communications, Inc., as reported by NASDAQ, on May 6, 2008.

Exhibit Index Begins on Page 7

Part I

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) and are not required to be filed as part of this Registration Statement.

Part II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated in and made a part of this registration statement by reference as of their respective dates:

(a) The Annual Report of the Company filed on Form 10-K for the year ended December 31, 2007 as filed with the Commission on March 13, 2008.

(b) The Company’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2008 as filed with the Commission on May 9, 2008.

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(d) The description of the Company’s Common Stock under the caption “Description of Registrant’s Securities to be Registered” set forth in D&E’s registration statement of Form 8-B12G filed with the Commission on May 13, 1996 to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents hereinafter filed by the registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The organizational documents of D&E Communications, Inc. provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by D&E Communications, Inc.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8.

See Exhibit Index.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Ephrata, State of Pennsylvania, on May 9, 2008.

D&E COMMUNICATIONS, INC.

By:	/s/ James W. Morozzi
James W. Morozzi
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Each person whose signature appears below also constitutes and appoints James W. Morozzi and Thomas E. Morell and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	CAPACITY	DATE

/s/ James W. Morozzi James W. Morozzi	President, Chief Executive Officer and Director (Principal executive officer)	May 9, 2008

/s/ Thomas E. Morell Thomas E. Morell	Senior Vice President, Chief Financial Officer, Secretary and Treasurer (Principal financial and accounting officer)	May 9, 2008

/s/ John Amos John Amos	Director	May 9, 2008

/s/ Paul W. Brubaker Paul W. Brubaker	Director	May 9, 2008

/s/ Frank M. Coughlin Frank M. Coughlin	Director	May 9, 2008

/s/ Hugh G. Courtney Hugh G. Courtney	Director	May 9, 2008

/s/ Ronald E. Frisbie Ronald E. Frisbie	Director	May 9, 2008

/s/ John C. Long John C. Long	Director	May 9, 2008

/s/ G. William Ruhl G. William Ruhl	Director	May 9, 2008

/s/ Steven B. Silverman Steven B. Silverman	Director	May 9, 2008

/s/ W. Garth Sprecher W. Garth Sprecher	Director	May 9, 2008

/s/ D. Mark Thomas D. Mark Thomas	Director	May 9, 2008

/s/ Richard G. Weidner Richard G. Weidner	Director	May 9, 2008

Exhibit Index

Number	Exhibit

5.1	Opinion of Barley Snyder LLC re: legality of the securities

23.1	Consent of Barley Snyder LLC (this Exhibit is part of Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP, Philadelphia, PA

24.1	Power of attorney (included as part of the Signature Page)

99.1	2008 Long-Term Incentive Plan of D&E Communications, Inc., incorporated by reference to Exhibit A to D&E Communications, Inc.’s Definitive Proxy Statement, filed on March 27, 2008 (File Number 000-20709).